Exhibit 10.1

AMENDMENT TO EMPLOYMENT
AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT dated as of March 24, 2009 (this "Amendment"), is entered into by and between Steve Yin (hereinafter called "Employee"), and St. Bernard Software, Inc. (hereinafter the "Employer"), with reference to the following:

RECITALS

WHEREAS, Employee and Employer entered into that certain Employment Agreement made as of September 22, 2008 (the “Employment Agreement”);

WHEREAS, Employee and Employer desire by this Amendment to amend, modify and supplement the Employment Agreement as set forth herein, effective February 1, 2009 (the “Amendment Effective Date”).

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties to this Amendment, Employee and Employer hereby agree as follows:

1.           Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2.           Services; Title. Commencing on the Amendment Effective Date, Paragraph 1 of the Employment Agreement is amended and restated in its entirety to read as follows:

“Services; Title.  Employee shall be employed as Executive Vice President of Sales and Marketing (the “Title”) and provide such services as Employer shall reasonably request to be performed (the "Services") on a full-time basis and shall devote substantially all of Employee's work efforts to the business and operations of Employer. The position shall report directly to the Chief Executive Officer.  Employee's Title shall be subject to change by Company at any time.”

3.           Compensation, Benefits and Reviews.

  (a) Commencing on the Amendment Effective Date, Paragraph 2(a) of the Employment Agreement is amended and restated in its entirety to read as follows:

“Pay Employee's salary by check or direct deposit twice per month in equal installments in accordance with Employer's regular salary payment schedule, which shall be paid at the current rate of $8,750 (before deductions made at Employee's request, if any, and for deductions required by federal, state and local law) semi-monthly.”

(b) Commencing on the Amendment Effective Date, Exhibit C to the Employment Agreement is replaced in its entirety with the 2009 Sales Variable (Commission) Compensation plan (the “Plan”), attached to this Amendment as Exhibit A.

(c) Employer will grant Employee 25,000 non-qualified stock options to vest over a three (3) year period with one third (1/3) vesting on the first anniversary of the date of the grant and the remainder two thirds (2/3) vesting over the remaining two (2) years on a monthly basis thereafter (such shares to vest on the first day of each month thereafter until such shares are vested in full).  The stock options’ exercise price will be priced at the closing share price on the date of grant and will be subject to Employee signing Employer’s form stock option agreement. The stock options shall be governed by the St. Bernard Software, Inc. 2005 Stock Option Plan, as it may be amended from time to time.

4. Commencing on the Amendment Effective Date, Paragraph 3(a) of the Employment Agreement, entitled ‘Termination Without Cause” is amended and restated in its entirety to read as follows:

“a) Termination Without Cause.   In the event Employee shall be (i) terminated by Employer without “Cause”, (ii) terminated following a Change of Control (as defined below), or (iii) constructively terminated by being required without Employees consent to report exclusively to someone other than the Chief Executive Officer or President of Employer, then Employer shall provide Employee, subject to appropriate deductions and withholdings, with the compensation required by Paragraph 2(a) (or then current regular base salary) plus the amount of the on-target variable compensation defined in paragraph 2(b), plus benefits defined in Paragraph 2(c) and 2(d) of this Agreement, all for a period of six (6) months from the date of termination (payable twice per month in equal installments in accordance with Employer’s regular payroll practices and subject to appropriate deductions and withholdings) as Severance, plus all accrued but unpaid salary and vacation time to the date of termination and any applicable annual bonus which has been earned but not yet paid. Employee’s eligibility for Severance is conditioned on Employee having first signed a release agreement in the form attached as Exhibit B and a termination certificate as provided for in paragraph 4 in the form of Exhibit A.”

5. Original Agreement. Except as specifically herein amended, the Employment Agreement is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Employment Agreement and this Amendment, this Amendment shall control.

6. Entire Agreement.  This Amendment coupled with the Employment Agreement contain the entire agreement between Employer and Employee relating to Employee’s employment with Employer, and they supersede all previous agreements, whether oral or written.

7.  Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first referenced above.

“Employee”

Dated: April 2 ,2009

/s/ Steve Yin
Steve Yin

"Employer"

St. Bernard Software, a Delaware corporation

Dated: April 2, 2009

/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer, Chief Financial Officer, and Chairman of Board of Directors

Exhibit A

2009 Sales Variable (Commission) Compensation Plan

Sales Variable (Commission) Compensation

Variable (commission) compensation is a part of the total compensation package for all sales employees.  The following describes the variable (commission) compensation plan for the Executive Vice President of Sales and Marketing.  Variable (commission) compensation will be measured, earned and paid Monthly based on the following;

2009 Variable Compensation Plan
Steve Yin

		Q1	Q2		Q3		Q4	FY 09
Operating Plan Billing Targets (per Board approved target)		$ TQ1	$ TQ2		$ TQ3		$ TQ4	$	TFY09

Variable OTE		$28,750	$28,750		$28,750		$28,750		$115,000

Minimum Hurdle for Quarter	70%	0.70xTQ1	0.70xTQ2		0.70xTQ3		0.70xTQ4
							(0.70xTQ1)
					(0.70xTQ1)	+	+ (0.70xTQ2)
			(0.70xTQ1)	+	(0.70xTQ2)		+ (0.70xTQ3)
Or Cumulative Annual		0.70xTQ1	(0.70xTQ2)		+ (0.70xTQ3)		+ (0.70xTQ4)

Quarterly Accelerator
>= 100% additional commission on sales above plan		1%	1%		1%		1%
>= 105% additional commission on sales above plan		2%	2%		2%		2%
>= 110% additional commission on sales above plan		5%	5%		5%		5%

Commission Rate for billing above annual plan:		2.00%
Commission Rate for OEM billing not including GFI:		5.00%

Qualified Billings:	All net worldwide billings.

Variable (Commission) Compensation Payment
●
No variable (commission) compensation shall be paid if “net billing” is below 70% of the target . Variable (commission) compensation for target of between 70% to 99.9% will be paid at that percentage rate against Variable OTE.  By way of Example, if actual is 85% of target, then variable (commission) compensation will be 85% of Variable OTE.

●	Except for OEM sales, Variable (commission) compensation for “net billing” will be earned and paid monthly
●	For all OEM sales, variable (commission) compensation will be paid in the month that the OEM partner is invoiced
●	Variable (commission) compensation for “net billings” that exceed the 2009 annual billing plan will be earned and paid in January 2010